UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(AMENDMENT NO. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2018

Apex Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-207109	35-2529753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 S. Los Robles Ave, Ste 650, Pasadena, CA 91101

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (626) 910-5017

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On March 23, 2018, Tadas Dabasinkas, the then majority shareholder, sole director and sole officer of Apex Resources, Inc. (the “Company”), entered into stock purchase agreements and sold an aggregate 4,000,000 shares of the common stock of the Company, or approximately 78.7% of the issued and outstanding shares of common stock of the Company as of such date, being all of the shares owned by Mr. Dabasinkas, for an aggregate $443,079 in cash. The purchasers of the shares were Sumunity Group, Inc. (“Sumunity”) and Harbor Torrance Family Trust (“Harbor”), which purchased 1,200,000 and 2,800,000 shares, respectively. Harbor also acted in part as agent for Bo Qian in purchasing 800,000 of the shares initially purchased by Harbor, which shares were resold by Harbor to Mr. Qian on or about March 31, 2018 for the same price at which they were purchased by Harbor from Mr. Dabasinkas. The Company received no proceeds from this transaction. None of the purchasers is an affiliate of Mr. Dadasinkas.

The source of the funds used by Sumunity to purchase the shares was cash on hand from a capital contribution to Sumunity from certain of its shareholders. Those shareholders include entities whose own shareholders include Meijuan Fu As described below, Ms. Fu was appointed Chief Financial Officer of the Company in connection with the transaction described above. Additionally, Ms. Fu is the Chief Executive Officer and Chief Financial Officer of Sumunity. Harbor is also a principal shareholder of Sumunity. As also described below, effective June 30, 2018, Ms. Fu resigned as a director, Chief Financial Officer and Secretary of the Company.

The source of the funds used by Harbor to purchase the shares was a private loan, including funds from Xiaoya Deng, who, as described below, was appointed as a director of the Company in connection with the transaction described above. The loan is repayable in five years and bears interest at 5% per annum.

The source of the funds used by Mr. Qian to purchase the shares was personal funds. Effective June 30, 2018, Mr. Qian was appointed a director of the Company.

In connection with the transaction described above and on the same date, (i) Mr. Dabasinkas resigned as director of the Company and from all officer positions with the Company, including Chief Executive Officer and President; (ii) Xiaoya Deng, Meijuan Fu and Yuen Wong Moon were appointed as directors of the Company; (iii) Jeff Bodnar was appointed as Chief Executive Officer and President of the Company; and (iv) Meijuan Fu was appointed as Chief Financial Officer and Secretary of the Company. Effective June 30, 2018, Ms. Fu resigned as a director, Chief Financial Officer and Secretary of the Company.

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

The business background description of the newly appointed officer and director is as follows:

Chairman of the Board - Xiaoya Deng

Ms. Deng, age 45, is the founder and General Manager of Hong Kong Lisu Plastic Co. Ltd., Lisu Recycling Resources Co. Ltd. and Nanhai Lishui Lisu Plastic Co. Ltd. of Foshan, Guangdong, China. Ms. Deng has been an entrepreneur in the plastic recycling business in China and Hong Kong since the founding of the her companies. Ms. Deng has high school degree from Guangdong, China.

Chief Executive Officer - Jeff Bodnar

Mr. Bodnar has been a manager at Harbor Green Grains, LP and Harbor Metal Management Inc. of Compton, California since 2013. He is also the lead instructor at the Fast Lane Racing School since 2002. Mr. Bodnar holds a BFA degree from the California State University Fullerton and has served in the US Air Force Reserves as crew chief/inspection mechanic, Secret Security Clearance between 1988 and 1991.

Director - Wing Moon Yuen

Mr. Yuen, age 65, has been the CFO of Hong Kong Lisu Plastic Co. Ltd. since July 2005. Prior to serving as CFO at Hong Kong Lisu, Mr. Yuen served in various management positions in commercial banking, electronic consumer appliances and plastics industries in Hong Kong. Mr. Yuen holds a 1977 diploma from UK’s Chartered Institute of Bankers.

Director, Chief Financial Officer and Secretary - Meijuan Fu

Ms. Fu has served as CFO of Sumunity Capital Corp. of Pasadena, California since 2016. She received a Bachelor’s degree from Shanghai University in Shanghai, China in 1990 and a Master’s degree from Shanghai Academy of Social Science in 2003. Effective June 30, 2018, Ms. Fu resigned as a director, Chief Financial Officer and Secretary of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apex Resources, Inc.

Date: July 27, 2018	By:	/s/ Jeff Bodnar
	Name:	Jeff Bodnar
	Title:	Chief Executive Officer

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